UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
April 1, 2019

AMAZING ENERGY OIL AND GAS, CO.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-52392
(Commission File No.)

5700 W. Plano Pkwy, Suite 3600
Plano, Texas 75093
(Address of principal executive offices and Zip Code)

(972) 233-1244
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Increase a Direct Financial Obligation
Item 3.03 Material Modifications of Rights of Security Holders.
Item 7.01 Regulation FD Disclosure

Effective April 1, 2019 Amazing Energy Oil & Gas, Co. (“Amazing Energy” or the “Company”) redeemed all of the issued and outstanding shares of its Series A Preferred Stock (the “Series A”). The holder of the Series A was Jed Miesner, a member of the Company’s Board of Directors. The Company redeemed 9,000 shares of the Series A, which had the voting power equivalent to 90,000,000 shares of the Company’s common stock, for the consideration of $100.00 per share, or a total payment of $900,000.00. The redemption price was effectuated through an increase in the principal balance of a promissory note issued to Miesner by the Company’s wholly owned subsidiary Amazing Energy, LLC (the “Note”). The principal balance of the Note was increased from $1,940,000.00 to $2,840,000.00. All other material terms of the Note remained the same. As a result of the redemption of the Series A, the Company will no longer have any shares of Series A issued and outstanding and the Series A will be returned to treasury and retired.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Document Description
10.3	Amazing Energy LLC Amended Promissory Note to Miesner.
99.1	Press Release: “Amazing Energy Redeems All Issued and Outstanding Shares of Its Series A Preferred.”

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 5th day of April, 2019.
AMAZING ENERGY OIL AND GAS, CO.

BY:	/s/ Will McAndrew III
Will McAndrew III, CEO

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